Exhibit 16.1

October 8, 2002

Securities and Exchange Commission

Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for Milastar Corporation and Subsidiaries and, under the date of June 3, 2002, we reported on the consolidated financial statements of Milastar Corporation and Subsidiaries as of and for the years ended April 30, 2002 and 2001. On October 7, 2002, our appointment as principal accountants was terminated. We have read Milastar Corporation and Subsidiaries' statements included under Item 4 of its Form 8-K dated October 7, 2002, and we agree with such statements, except that we are not in a position to agree or disagree with Milastar Corporation and Subsidiaries' statement that the change was approved by the board of directors and audit committee, or the statement that Virchow, Krause & Company, LLP was not consulted regarding the application of accounting principles to a specified transaction or the type of audit opinion that might be rendered on Milastar Corporation and Subsidiaries' consolidated financial statements.

Very truly yours,

/s/ KPMG LLP